TUKE YOPP & SWEENEY, PLC

                            ATTORNEYS

                           SUITE 1100
                        NATIONSBANK PLAZA
                        414 UNION STREET
                 NASHVILLE, TENNESSEE 37219-2040
                    TELEPHONE (615) 313-3300
                    FACSIMILE (615) 313-3310

                          July 27, 1999


International Comfort Products Corporation
501 Corporate Centre Drive, Suite 200
Franklin, Tennessee 37229

          Re:  Registration Statement on Form S-3
               SEC File No.: 333-82883

Ladies and Gentlemen:

     We have acted as counsel for International Comfort Products Corporation, a Canadian corporation (the "Company"), in connection with the registration of 1,488,162 ordinary shares of the Company (the "Shares") issued Watsco Investments I, Inc. and Watsco Investments II, Inc. each of which are subsidiaries of Watsco, Inc. and are referred to herein as the "Selling Shareholders." In connection therewith, we have examined, among other things, the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on July 15, 1999. We also have examined the proceedings and other actions taken by the Company in connection with the authorization and issuance of the Shares to the Selling Shareholders.

     Based upon the foregoing, and in reliance thereon, we are of the opinion that Shares are validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to the reference to us under the caption "Legal Matters" in the Registration Statement and the Prospectus that forms a part thereof. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ TUKE YOPP & SWEENEY, PLC